Exhibit 99.1

Central European Distribution Corporation Completes Strategic Alliance With Rémy

Cointreau; Acquires Bols Sp. z o.o., Poland’s Third Largest Distiller

Bala Cynwyd, Pennsylvania August 17, 2005: Central European Distribution Corporation today announced that it has completed its acquisition of Botapol Holding B.V., which owns 100% of the outstanding shares of Bols Sp. z o.o. The purchase price consists of 3,382,838 shares of common stock of CEDC with a value of approximately US$122.5 million (based on the US$36.22 valuation included in the purchase agreement) and US$147.5 million in cash. As a result of the transaction, each of the sellers will own approximately 8.3% of CEDC’s outstanding shares. The stock portion of the purchase price is subject to a one-year lock-up period and is entitled to certain customary demand and piggy-back registration rights after the end of the lock-up period. The cash portion of the purchase price was taken from the proceeds of the Senior Secured Notes offering that CEDC completed last month.

As part of the transaction, CEDC also entered into a strategic alliance with Rémy Cointreau in which CEDC has the exclusive right to import and distribute Rémy Cointreau’s current import portfolio in Poland and in which Dominique Hériard Dubreuil, the chairman of the board of directors of Rémy Cointreau, has been appointed to the CEDC board. Markus Sieger, a representative of Takirra Investment Corp., has also been appointed to the CEDC board as part of the transaction.

William Carey, President and CEO said, “We are excited about the alliance with Rémy Cointreau S.A. and look forward to further developing the working relationship with Bols’ management, to realize the full potential of the brand opportunities that the acquisition will give us. The acquisition of Bols Sp. z o.o. and the envisaged purchase of 61% of the outstanding stock of Polmos Bialystok S.A. will give us a number of synergies in production, as well as in distribution. Further, we will become one of the top five largest vodka producers in the world and consequently the largest vodka producer in Poland by value. Once we complete the Polmos Bialystok S.A. transaction, which is still subject to Polish anti-monopoly approval, we will give updated 2005 guidance, including the expected effect of the synergies within the two distilleries and the effect of production on our distribution network. We anticipate obtaining Polish anti-monopoly approval for Polmos Bialystok S.A. during September 2005.”

CEDC is the leading distributor by volume and a leading importer by value of alcoholic beverages in Poland. Following the acquisition of Bols and the planned acquisition of Polmos Bialystok, CEDC will become the largest vodka producer in Poland by value. CEDC operates 14 distribution centers and 86 satellite branches throughout Poland. It distributes many of the world’s leading brands in Poland, including brands such as Johnnie Walker Scotch, Stock Brandy, Sutter Home, Torres, Mondavi and Concha y Toro wines, Corona, Foster’s, Grolsch, Budweiser Budvar and Guinness Stout beers.

The Rémy Cointreau Group ranks among the leading players in the worldwide spirits industry. The company, with roots dating back to 1724, is a producer of premium wines and spirits with a portfolio of unique and international brands that include Rémy Martin, Cointreau, Passoa and Bols liqueurs, Bols vodka, Mount Gay rum, Metaxa as well as Piper-Heidsieck champagne. Rémy Cointreau is quoted on France’s Euronext exchange.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements, expressed or implied, by forward-looking statements. These risks and uncertainties include, without limitation, the risks that the Company’s local currency will weaken and that the targeted distribution companies the Company looks to acquire in 2005 will not accept the Company’s offers to purchase, or in the diligence phase of the acquisitions, the Company discovers liabilities such that the acquisitions are not completed. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws. Investors are referred to the full discussion of risks and uncertainties included in the Company’s Form 10-K for the fiscal year ended December 31, 2004, and in other periodic reports filed by the Company with the Securities and Exchange Commission.

Contact:

Jim Archbold,

Investor Relations Officer

Central European Distribution Corporation

610-660-7817